EXHIBIT 5.1

Davis Polk & Wardwell
450 Lexington Avenue
New York, N.Y. 10017

212 450 4000

January 16, 2007

CVS Corporation
One CVS Drive
Woonsocket, RI 02895

Ladies and Gentlemen:

     We have acted as counsel to CVS Corporation (“CVS”) in connection with CVS’ Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by CVS of shares (the “Shares”) of common stock, par value $.01 per share (“CVS Common Stock”), of CVS to be issued in connection with the merger (the “Merger”) of Caremark Rx, Inc. (“Caremark”) with and into Twain MergerSub Corp., a wholly-owned subsidiary of CVS (which shall be converted into a limited liability company in accordance with the Merger Agreement (as defined below), “Merger Subsidiary”), pursuant to the terms of the Agreement and Plan of Merger dated as of November 1, 2006, among CVS, Caremark and Merger Subsidiary, as amended by Amendment No. 1, dated as of January 16, 2007 (as so amended, the “Merger Agreement”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

     In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of CVS will have approved an amendment to CVS’ Amended and Restated Certificate of Incorporation to increase the number of authorized shares of CVS Common Stock from 1 billion to 3.2 billion and will have approved the issuance of the Shares in connection with the Merger, (iii) the stockholders of Caremark will have approved and adopted the Merger Agreement, and (iv) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions are consummated.

     On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the captions “The Merger—Background of the Merger” and “Legal Matters” in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell

Davis Polk & Wardwell